Exhibit 1

Avricore Health’s HealthTab™ Platform Expands to North Central London in Groundbreaking NHS Pharmacy-Led Cardiovascular Project

VANCOUVER, BRITISH COLUMBIA – July 10, 2025) – AVRICORE HEALTH INC. (TSXV: AVCR) (the “Company” or “Avricore”) is pleased to announce the expansion of its HealthTab™ platform into pharmacies in North Central London—making it the second NHS Integrated Care Board (ICB), after North East London, to join this groundbreaking initiative aimed at tackling health inequalities through cholesterol screening. Six (6) new HealthTab™ systems were deployed in this phase, expanding the UK network to thirteen participating pharmacies.

The North Central London expansion will bring HealthTab™ to even more patients, with a continued focus on underserved populations and reducing health disparities. By expanding access to preventative testing, the program supports the UK’s broader vision for a more agile and accessible healthcare system.

“This initiative is fundamentally changing how healthcare is delivered,” said Rodger Seccombe, CEO of Avricore Health. “By empowering pharmacists to take a leading role in chronic disease prevention and patient care, we’re making healthcare more effective, more accessible, and more responsive to the needs of both patients and providers.”

This next phase also represents significant momentum in the UK’s efforts to transform community pharmacies into accessible hubs for chronic disease prevention and management.

“Building on the success of our work in North East London, we’re proud to see this innovative model expand into our neighbouring ICB. By integrating specialist cardiovascular expertise into neighbourhood health teams and community pharmacies, we are enabling earlier detection, timely intervention, and more equitable care. This is a critical step in transforming how we prevent and manage cardiovascular disease—bringing prevention closer to people’s homes and embedding specialist support where it can have the greatest impact,” said Professor Riyaz Patel, Clinical lead for Prevention, Barts Health NHS Trust and Professor of Cardiovascular Prevention at University College London.

Project Partners Leading Innovation in Pharmacy Care

The initiative is being delivered as part of the East London Prevention Strategy in collaboration with a group of visionary healthcare organizations: Barts Health NHS Trust, NHS North Central London, NHS North East London, North East London Local Pharmaceutical Committee, UCLPartners and Heart UK (Barts/UCL initiative). This multidisciplinary approach unites providers, pharmacists, and health system leaders in a shared mission: improve cardiovascular outcomes through earlier detection and better access to clinical services at the pharmacy level.

UK’s Global Leadership in Pharmacy-Based Clinical Services

The NHS Pharmacy First program, recent Cardiovascular Disease (CVD) screening initiatives, and the use of digital health tools like the NHS App demonstrate the UK’s commitment to a decentralized, patient-centric model of care. By reimagining the role of pharmacists with clear mandates, timelines and funding, the UK is demonstrating that healthcare can meet the challenges of the day by better utilizing existing resources.

In September 2026, a critical milestone of the NHS Community Pharmacy Independent Prescribing Pathfinder Programme will take effect, granting community pharmacists the authority to diagnose and prescribe for chronic conditions such as diabetes and cardiovascular disease. Pharmacy teams have already successfully integrated blood pressure screening and, with the support of HealthTab™, are now expanding their capabilities to include point-of-care testing. In the lead-up to this milestone, the HealthTab™ and Barts/UCL initiative is expected to expand to additional Integrated Care Boards (ICBs), providing pharmacists with the tools, data, and clinical infrastructure needed to fully leverage their prescribing authority and deliver more proactive, patient-centered care.

Tackling Chronic Disease at the Frontlines of Care

CVD remains the leading cause of death in the UK, and prevention is a national priority. Early intervention—especially in underserved communities—is critical to reducing health inequalities and long-term healthcare costs.

Initial NHS investments in pharmacy-based screening programs have demonstrated strong uptake and clear value for both patients and providers. In a report released on October 11, 2024, the NHS Confederation—which represents over 1.5 million healthcare staff, cares for more than 1 million patients daily, and oversees £150 billion in public spending—highlighted community-based CVD screening and prevention as among the highest-return healthcare investments. The report cited returns of £7.52 for every £1 spent on cardiovascular screening and £9 for diabetes after five years, noting that “implementing community pharmacies to aid in the detection of CVD provided the quickest return, within one year.”

Seamless Data Integration and Patient Engagement

Building a truly innovative and effective service means collaboration amongst technology providers. In January of this year, a partnership and successful integration between HealthTab™ and Patient Knows Best (PKB) enabled real-time pharmacy test results to be integrated into patients’ personal NHS health records, enhancing access for both patients and providers.

Integrating HealthTab™ results with PKB accounts, already serving 4.8 million users, aims to seamlessly incorporate patient test outcomes into their personal health records within the NHS. On the back of the results, the pharmacy software provides the patient with a care plan stored in their PKB record for easy reference, supporting behaviour change. This integration fosters interoperability between health professionals to enable better collaboration, improved clarity in patient care and more effective use of critical health data.

About HealthTab™

HealthTab™ is a turnkey point-of-care testing solution that combines best-in-class point-of-care technologies with a secure, cloud-based platform for tackling pressing global health issues. With just a few drops of blood from a finger prick, the system generates lab-accurate results on the spot and reports data in real time. The test menu includes up to 23 key biomarkers for screening and managing chronic diseases, such as diabetes and heart disease (e.g., HbA1c, Lipid Profile, eGFR). HealthTab™ has also recently added capabilities for bacterial and viral tests, such as strep and COVID-19.

The HealthTab™ network model is unlike anything in pharmacy today. It gives knowledgeable and trusted pharmacists a greater role in primary care delivery, while empowering patients to take more control of their health. It also reduces costs and waiting times and provides many potential revenue streams including equipment leasing & consumables, direct access testing, disease prevention & management programs, sponsored health programs, decentralized clinical trials, real world data (RWD) sets, and third-party app integration through API.

About Avricore Health Inc.

Avricore Health Inc. (TSXV: AVCR) is a pharmacy service innovator focused on acquiring and developing early-stage technologies aimed at advancing pharmacy practice and patient care. Through its flagship offering HealthTab™, a wholly owned subsidiary, the Company’s mission is to make actionable health information more accessible to everyone by creating the world’s largest network of rapid testing devices in community pharmacies.

Contact:

Avricore Health Inc.

Kiki Smith, CFO

778-968-1176

info@avricorehealth.com

www.avricorehealth.com

Cautionary Note Regarding Forward-Looking Statements

Information in this press release that involves Avricore Health’s expectations, plans, intentions, or strategies regarding the future are forward-looking statements that are not facts and involve a number of risks and uncertainties. Avricore Health generally uses words such as “outlook,” “will,” “could,” “would,” “might,” “remains,” “to be,” “plans,” “believes,” “may,” “expects,” “intends,” “anticipates,” “estimate,” “future,” “positioned,” “potential,” “project,” “remain,” “scheduled,” “set to,” “subject to,” “upcoming,” and similar expressions to help identify forward-looking statements. In this press release, forward-looking statements include statements regarding: the completion of the placement and the expected timing thereof and the Company’s expected use of proceeds from the placement; the unique features that the HealthTab™ platform offers to pharmacists and patients. Forward-looking statements reflect the then-current expectations, beliefs, assumptions, estimates and forecasts of Avricore Health’s management. The forward-looking statements in this press release are based upon information available to Avricore Health as of the date of this press release. Forward-looking statements believed to be true when made may ultimately prove to be incorrect. These statements are not guarantees of the future performance of Avricore Health and are subject to a few risks, uncertainties, and other factors, some of which are beyond its control and may cause actual results to differ materially from current expectations, including without limitation: failure to meet regulatory requirements; changes in the market; potential downturns in economic conditions; and other risk factors described in Avricore’s public filings. These forward-looking statements speak only as of the date on which they are made, and the Company undertakes no obligation to update them publicly to reflect new information or the occurrence of future events or circumstances, unless otherwise required to do so by law.

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